EXHIBIT NO. 23.1


   CONSENT OF KPMG Peat Marwick LLP, INDEPENDENT AUDITORS

We consent to incorporation by reference in the Post-Effective Amendment No. 1 to the Form S-8 (Form S-8 No. 33-83630) of Gryphon Holdings Inc. of our report dated February 14, 1997, relating to the consolidated balance sheets of Gryphon Holdings Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the two-year period then ended, and all related schedules, which report appears in the December 31, 1996 annual report on Form 10-K of Gryphon Holdings Inc..

                                   KPMG Peat Marwick LLP

New York, New York
February 18, 1998